                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                              LOCTITE CORPORATION
                (Name of Registrant as Specified in Its Charter)
                              LOCTITE CORPORATION
                   (Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registrations statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
     (3) Filing party:

- --------------------------------------------------------------------------------
     (4) Date filed:

- --------------------------------------------------------------------------------
- ---------------
  (1)Set forth the amount on which the filing fee is calculated and state how it was determined.

                              LOCTITE CORPORATION

               NOTICE OF THE 1994 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

     The 1994 Annual Meeting of Stockholders of Loctite Corporation will be held on the site of the Company's new North American Group headquarters and research facilities at 1001 Trout Brook Crossing, Rocky Hill, Connecticut on Wednesday, April 27, 1994 at 3:00 p.m. (Local Time) for the following purposes:

     1. To elect nine Directors as described in the attached Proxy Statement to hold office until the next Annual Meeting of Stockholders and until their successors are elected and qualified;

     2. To confirm the appointment of independent accountants for the current fiscal year; and

     3. To transact such other business as may properly come before said meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on Friday, March 11, 1994, as the record date for the determination of stockholders who are entitled to notice of and to vote at this meeting and any and all adjournments thereof.

                                     By Order of the Board of Directors

                                              Eugene F. Miller
                                              Secretary

Hartford, Connecticut 06106
March 18, 1994

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE SIGN, DATE AND VOTE OR OTHERWISE INDICATE YOUR CHOICES WITH RESPECT TO THE MATTERS TO BE VOTED UPON ON THE ACCOMPANYING PROXY AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF FOR ANY REASON YOU DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE THE VOTING.

                              LOCTITE CORPORATION

                             10 COLUMBUS BOULEVARD
                          HARTFORD, CONNECTICUT 06106

                                PROXY STATEMENT

     This Proxy Statement is being furnished to stockholders of Loctite Corporation (the "Company") in connection with the solicitation by the Board of Directors of proxies for use at the Annual Meeting of Stockholders to be held on the site of the Company's new North American Group headquarters and research facilities at 1001 Trout Brook Crossing, Rocky Hill, Connecticut on Wednesday, April 27, 1994 at 3:00 p.m. and at any and all adjournments thereof. This Proxy Statement and the accompanying form of Proxy are being mailed to stockholders on or about March 18, 1994.

     The Board of Directors has fixed the close of business on Friday, March 11, 1994 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. On that date, the Company had 35,377,625 shares of Common Stock outstanding and entitled to vote. Each stockholder is entitled to one vote per share of Common Stock held by such stockholder on each matter submitted to a vote.

     You are encouraged to read this Proxy Statement and to fill in, date, sign, and return the enclosed proxy. A stockholder executing and returning a proxy has the power to revoke it at any time before it is voted at the meeting by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date or by attending the meeting and voting in person. Attendance at the meeting will not in and of itself constitute revocation of a proxy. Properly executed proxies, not revoked, will be voted in accordance with the instructions contained thereon. Unless a contrary specification is made thereon, it is the intention of the persons named on the accompanying proxy to vote FOR the election of the nominees listed below as Directors and FOR Proposal 2 on the accompanying Notice of Meeting and otherwise in the discretion of the Proxies.

     The cost of solicitation of proxies will be borne by the Company. In addition to this solicitation by mail, officers and regular employees of the Company may, without receiving additional compensation therefor, make solicitations by telephone, mail or personal interviews; and arrangements may be made with banks, brokerage firms and others to forward proxy material to their principals. The Company will defray the expenses of such additional solicitations.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Company's By-Laws provide that the maximum number of Directors is twelve. At the Annual Meeting, nominations will be made for nine Directors. All elected Directors will hold office until the next Annual Meeting of the Stockholders of the Company and until their respective successors are duly elected and qualified. The nominees for election as Directors are listed on the following pages with brief statements of their principal occupations and other information. All nominees have been designated as such by the Board of Directors based on the recommendations of its Committee on Human Resources, none of the members of which is an employee of the Company. It is intended that, unless authorization to do so is withheld, the shares represented by the enclosed proxy will be voted for the election of the nine nominees set forth below.

     All of the nominees were elected by the stockholders to their present terms at the 1993 Annual Meeting. All nominees have consented to being named herein and have agreed to serve if elected. In the event any such nominees shall have become at the time of the meeting unable or unwilling to serve as a Director (an event not now anticipated), the persons named as proxies intend to vote the shares to which the proxy relates for the remaining nominees and for such substitute nominee or nominees as shall be recommended by the Committee on Human Resources of the Board of Directors.

     The election of Directors requires the affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors. Votes withheld and broker non-votes are not counted as votes in favor of any nominee.

                       NOMINEES FOR ELECTION AS DIRECTORS

     ROBERT E. IX, age 64. Mr. Ix is the former Chairman and Chief Executive Officer of Cadbury Schweppes Inc., a food and confectionary company based in the United Kingdom. He is a Director of Northeast Bancorp Inc., a commercial bank holding company; New England Frozen Foods Inc., a distributor of frozen foods; and Health Waters, Inc., a distributor of bottled water. He is Chairman of the Committee on Human Resources and has been a Director of the Company since 1978.

     FREDERICK B. KRIEBLE, age 52. Mr. Krieble is the President of Management I, Limited and Management II, Limited, which are family investment management companies. He is a former Treasurer of the Company and son of Robert H. Krieble, the retired Chairman of the Board of Directors of the Company. He is a member of the Audit and Finance Committee and has been a Director of the Company since 1980.

     KENNETH W. BUTTERWORTH, age 68. Since October, 1986, Mr. Butterworth has served as Chairman of the Loctite Board of Directors. He served as Chief Executive Officer of the Company from February, 1985 until April, 1993, and as President from October, 1983 until October, 1986. From 1981 to 1984, he was President of the Company's International Group, and from 1976 to 1981, he was President of the Company's European Region. Mr. Butterworth has been a Director of the Company since 1985.

     DR. ROMAN DOHR, age 63. Since 1958, Dr. Dohr has been associated with Henkel KGaA, Dusseldorf, Federal Republic of Germany, a major worldwide manufacturer of chemicals, household products and adhesives. From 1977 to 1982, he was Vice President Organic Products at Henkel KGaA and from 1982 to 1985 he served as Vice President of Adhesives and Chemical Auxiliaries. Dr. Dohr is Executive Vice President of Henkel KGaA, responsible for the Adhesives and Chemical Auxiliaries Group and is a member of its Management Board. He is a member of the Committee on Human Resources, and has been a Director of the Company since 1985.

     DR. JURGEN MANCHOT, age 57. Since 1965, Dr. Manchot has been associated with Henkel KGaA, Dusseldorf, Federal Republic of Germany. Dr. Manchot's responsibilities at Henkel KGaA have included production and product development. From 1975 to the present, he has been Vice Chairman of the Shareholders' Committee of Henkel KGaA. Dr. Manchot is also a director of The Clorox Company, a manufacturer of bleaches, household products and foods. He is a member of the Audit and Finance Committee and has been a Director of the Company since 1985.

     JOHN K. ARMSTRONG, age 64. Mr. Armstrong is President of Armstrong Associates, Hartford, Connecticut, a financial consulting firm. He is a former Executive Vice President and Chief Investment Officer of CIGNA Corporation and former chairman of CIGNA Mutual Funds. Mr. Armstrong is a Director of Sealed Air Corporation, a manufacturer of packaging materials; Yankee Energy Systems, Inc., a natural gas distributor; Richfield Hotel Management, Inc., a hotel management company; and Exel Corporation, a provider of property and casualty insurance. He is a member of the Audit and Finance Committee and has been a Director since 1987.

     STEPHEN J. TRACHTENBERG, age 56. Mr. Trachtenberg is President and Professor of Public Administration at The George Washington University in Washington, D.C., a position to which he was named in 1988. Previously, he served as President of the University of Hartford in Connecticut from 1977 to 1988. He is a Director, Maryland National Bank, a national bank headquartered in Baltimore, Maryland, American Security Bank, N.A., a national bank headquartered in Washington, D.C., and Security Trust Company, N.A., a fiduciary institution in Washington, D.C. He is a member of the Committee on Human Resources and has been a Director since 1987.

     WALLACE BARNES, age 68. Mr. Barnes is Chairman of the Board of Barnes Group, Inc., Bristol, Connecticut, a manufacturer of precision springs and aerospace components, among other businesses. He served as Chairman and Chief Executive Officer of Barnes Group, Inc. from 1977 to 1991. From 1964 to 1977, Mr. Barnes was President of that Company. Mr. Barnes was a state senator in the Connecticut legislature from 1958 to 1962, and again from 1966 to 1970. He holds a law degree from Yale Law School and practiced law in Connecticut from 1952 to 1962. He is a Director of Aetna Life & Casualty Company, an insurer; Rogers Corporation, a producer of electronic interconnection products, among others; and Rohr Industries, Inc., a manufacturer of aircraft parts and equipment; and Tradewind Turbines Corporation, a convertor of aircraft to turbine power. Mr. Barnes is a member of the Committee on Human Resources and has been a Director since 1990.

     DAVID FREEMAN, age 49. Since April, 1993 Mr. Freeman has served as Chief Executive Officer of the Company and has been President and Chief Operating Officer of the Company since February 1991. From March 1990 to February 1991, Mr. Freeman was Chief Operating Officer and Executive Vice-President of the Company. From 1988 to 1990, Mr. Freeman was Senior Vice-President and President, North American and Pacific Operations. From 1985 to 1988, he was Vice President and President of North American Operations. From 1983 to 1985, he was Vice-President, Finance-Operations. Mr. Freeman has been an employee of Loctite for 19 years. He is a Director of Mechanics Savings Bank, a mutual savings bank headquartered in Hartford, Connecticut, and Sealed Air Corporation, a manufacturer of packaging materials. He has been a Director since 1990.

                         STOCK OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information with respect to the Common Stock of the Company beneficially owned by each Director, nominee, and executive officer named in the Summary Compensation Table, individually, and by all Directors, nominees, and executive officers of the Company as a group, as of March 11, 1994.

                                                  AMOUNT AND NATURE
                                                    OF BENEFICIAL
                                                    OWNERSHIP (1)      PERCENT OF CLASS (2)
                                                  -----------------    --------------------
Robert L. Aller................................          64,919(3)              --
John K. Armstrong..............................           3,700                 --
Louis J. Baccei................................          10,262(3)              --
Wallace Barnes.................................           1,009                 --
Gerardus B.E.M. Briels.........................          18,340(3)              --
Kenneth W. Butterworth.........................         140,744(3)              --
Dr. Roman Dohr.................................             700                 --
David Freeman..................................          86,983(3)              --
Robert E. Ix...................................           3,700                 --
Frederick B. Krieble...........................         966,470(4)             2.73
Jurgen Manchot.................................           2,700                 --
Eugene F. Miller...............................          22,678                 --
Jack H. Schofield..............................           1,288                 --
Stephen J. Trachtenberg........................           2,500                 --
All Directors, nominees and executive officers
  as a group (14 individuals)..................       1,325,993(3)             3.75

- ---------------
(1) Information with respect to beneficial ownership is based upon information furnished by Directors, nominees, and executive officers or is contained in filings made with the Securities and Exchange Commission. The listing of such securities is not necessarily an admission of beneficial ownership by such person. Unless otherwise indicated by footnote, each person held sole voting and investment powers over such shares.

(2) No disclosure made for less than 1%.

(3) The number of shares of Common Stock shown includes 21,000 shares as to Mr. Aller; 6,000 shares as to Mr. Baccei; 4,500 shares as to Mr. Briels; 41,280 shares as to Mr. Butterworth; 46,700 shares as to Mr. Freeman; and 12,800 shares as to Mr. Miller, subject to stock options granted by the Company which are exercisable currently or within 60 days of March 11, 1994.

(4) Included in the amount shown are 39,936 and 216,224 shares owned by Management I, Limited and Management II Limited, family investment companies, respectively, as to which Mr. Krieble has shared voting and investment powers, and 692,458 shares owned by another family investment company, as to which Mr. Krieble has sole voting and investment powers.

        BOARD OF DIRECTORS, COMMITTEE MEETINGS AND DIRECTOR COMPENSATION

     The business and affairs of the Company are managed by the Board of Directors subject to the Company's Certificate of Incorporation and By-Laws and the laws of the State of Delaware.

     Pursuant to the By-Laws, the Board of Directors elects the officers of the Company, including the chief executive officer, who perform such duties and possess such powers as customarily pertain to their respective offices, as are imposed by the By-Laws, and as from time to time are prescribed by the Board of Directors. The Board regularly reviews various aspects of the business and affairs of the Company including budgets, results of operations, financial matters, as well as the annual and longer term plans of the Company. The Board also reviews and approves certain fundamental corporate matters such as changes in capital structure, issuance of stock, dividend policy, major borrowings, and acquisitions or divestitures.

     The Directors are elected at each Annual Meeting of Stockholders. During the fiscal year ended December 31, 1993, the Board of Directors held five meetings.

     The Board of Directors has established two committees to assist in the discharge of its responsibilities. The functions of these committees, and the members which are appointed annually by the Chairman of the Board of Directors, are described below. During the fiscal year ended December 31, 1993, the Audit and Finance Committee and the Committee on Human Resources held four meetings each.

     Audit and Finance Committee--The Audit and Finance Committee currently consists of four members as follows: Jack H. Schofield (Chairman), Dr. Jurgen Manchot, John K. Armstrong, and Frederick B. Krieble.

     The Audit and Finance Committee recommends to the Board of Directors the selection of the Company's independent accountants; reviews with its internal auditors, independent accountants, and management the Company's policies and procedures with respect to internal auditing, accounting, and financial controls; reviews with the independent accountants the scope and results of their audits, their findings and recommendations; approves the schedule of planned professional services provided by the independent accountants prior to the performance of such services; considers the range of audit and nonaudit fees; reviews with the independent accountants, upon completion of their audit, their report; makes recommendations to the Board of Directors concerning cash or stock dividends to be declared; reviews and recommends to the Board matters concerning capital expenditures and uses of the Company's cash and other tangible assets, including facilities and real property; and generally reviews and makes recommendations concerning the financial operations of the Company to the Board of Directors.

     Committee on Human Resources--The Committee on Human Resources currently consists of four members as follows: Robert E. Ix (Chairman), Wallace Barnes, Stephen J. Trachtenberg, and Dr. Roman Dohr.

     The Committee on Human Resources reviews the salary structure and policies of the Company; reviews and approves the salaries of all officers, operating executives, and key employees above a certain position level; annually reviews and recommends the election of the Company's officers; reviews, interprets and administers such of the Company's employee incentive compensation plans as are specifically delegated to it by the plans or by the Board and grants bonuses, options and benefits under such plans; reviews and administers certain aspects of the Company's retirement and thrift investment plans; and reviews employee fringe benefits.

     Each member of the Board of Directors attended more than 90 percent of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by Committees of the Board on which he served. Except as otherwise indicated under "Executive and Consulting Agreements," each director who is not an officer of the Company is paid an annual retainer fee of $18,000 for membership on the Board, an additional fee of $1,000 for each Board meeting, and a fee of $1,000 in the event of a Committee meeting which occurs apart from a regular Board meeting. In addition, each Committee Chairman receives an annual retainer fee of $3,000. Officers who are Directors do not receive retainers or meeting fees.

     Each non-employee Director receives an award of 200 unrestricted shares of Common Stock, subject to adjustment for stock splits and dividends, at the time of election or reelection to the Board of Directors at an Annual Meeting. Directors are not required to pay any cash for shares so awarded.

     Effective July 1, 1990, the Company adopted a retirement plan for outside Directors to allow the Company to attract and retain the services of non-employee Directors with the requisite qualifications. The plan is administered by the Committee on Human Resources, is non-qualified and provides a cash benefit paid from the general funds of the Company.

     Each member of the Board terminating service with the Board shall be entitled to an annual benefit in an amount equal to such member's vested percentage multiplied by 50% of compensation received by such member for serving on the Board during such member's final year of service. The vested percentage is zero until the completion of three years' service, when it becomes 30% and then increases in 10% increments up to 100% for ten or more years of service. In computing years of service, each member is credited with a year of service for each full term served as a member of the Board for which the member is elected by the stockholders of the Company, including such terms completed prior to the effective date of the plan.

     Only non-employee Directors of the Company are eligible to receive benefits under the plan. Consequently, employee Directors do not become eligible until they sever employment with the Company. Benefits paid out under the plan terminate upon the date of death of the former Board member.

STOCKHOLDER NOMINATIONS

     While there is no formal Nominating Committee of the Board of Directors, this function has been delegated to the Committee on Human Resources. Under the Company's By-laws, a stockholder may nominate persons for election to the Board of Directors at any meeting of the stockholders called for the election of directors. The stockholder must be entitled to vote for the election of directors at the meeting and must provide timely notice in writing to the Secretary of the Company of any nomination. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 nor more than 90 days prior to the meeting. If less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, the stockholder's notice must be received by the Company not later than the close of business on the tenth day following the day on which notice of the date of the meeting or the public disclosure was made. A stockholder's notice must contain (1) as to each nominee, all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors under the regulations of the Securities and Exchange Commission and (2) as to the stockholder giving the notice, the name and address as they appear on the Company's books of the stockholder proposing the nomination and any other stockholders known by the stockholder to be supporting the nomination and the class and number of shares which are beneficially owned by the stockholder.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company.

                                                               LONG TERM COMPENSATION
                                                           -------------------------------
                                                                       AWARDS
                                            ANNUAL         -------------------------------
                                         COMPENSATION      RESTRICTED       SECURITIES
                                     --------------------     STOCK         UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR     SALARY     BONUS(1)  AWARD(S)(2)  OPTIONS/SARS(#)(3)  COMPENSATION(4)
- ---------------------------- ----    --------    --------  -----------  ------------------  ---------------
Kenneth W. Butterworth,      1993    $509,622    $     0    $       0              0            $ 7,075
  Chairman and former Chief  1992     482,695    250,000            0          3,000              6,866
  Executive Officer(6)       1991     399,984    200,000            0         25,800                   (5)
David Freeman,               1993     348,756          0            0         10,000              7,075
  President and Chief        1992     304,890    152,500            0          2,000              6,866
  Executive Officer(6)       1991     266,540    152,500            0         20,000                   (5)
Robert L. Aller,             1993     210,750          0            0              0              7,075
  Senior Vice President --   1992     200,000     70,000            0              0              6,866
  Finance and Administration 1991     177,385    100,000            0         15,000                   (5)
Gerardus B.E.M. Briels,      1993     190,000          0            0              0              7,075
  Vice President and
    President,               1992     165,384     95,000            0          5,000                548
  North American Group       1991     149,327     80,000            0              0                   (5)
Louis J. Baccei,             1993     169,923          0            0              0              2,339
  Senior Vice President and  1992     160,000     64,000            0              0              2,300
  President--New Business    1991     141,153     70,000            0         10,000                   (5)
  Development
Eugene F. Miller,            1993     160,269          0            0              0              6,398
  Vice President, Secretary  1992     152,000     53,000            0              0              6,660
  and General Counsel        1991     134,127     70,000            0         20,000                   (5)

- ---------------
(1) The bonus amounts are payable pursuant to the Company's Management Incentive Compensation Plan described under the caption "Committee on Human Resources Report on Executive Compensation." Bonuses payable under this Plan are determined by reference to the executives' base salary in effect at fiscal year end.

(2) As of December 31, 1993, the number and value of aggregate restricted stock holdings were as follows: 19,000 shares ($698,250) by Mr. Butterworth; 15,750 shares ($578,893) by Mr. Freeman; 10,250 shares ($376,688) by Mr.
    Aller; 10,000 shares ($367,500) by Mr. Briels; 2,000 shares ($73,500) by Dr.
    Baccei; and 5,200 shares ($191,000) by Mr. Miller. Dividends are paid on the restricted stock to the same extent paid on all outstanding shares.

(3) Stock Appreciation Rights are not available under any of the Company's incentive plans.

(4) The compensation reported represents Company contributions under the Employee Thrift Investment Plan.

(5) Disclosure not called for by applicable rules of the Securities and Exchange Commission.

(6) Mr. Butterworth relinquished his position as Chief Executive Officer on April 25, 1993 and was succeeded in that position by Mr. Freeman. Mr. Butterworth retired as an employee of the Company on December 31, 1993. For a discussion of certain compensation arrangements relating to Mr. Butterworth's retirement, see "Executive and Consulting Agreements."

OPTIONS

     The following tables summarize option grants and exercises during fiscal 1993 to or by the executive officers named in the Summary Compensation Table above, and the value of the options held by such persons at December 31, 1993. Stock Appreciation Rights are not available under any of the Company's plans.

                          OPTION GRANTS IN FISCAL 1993

                                    INDIVIDUAL GRANTS
                               ---------------------------
                                NUMBER OF      % OF TOTAL
                               SECURITIES       OPTIONS
                               UNDERLYING      GRANTED TO     EXERCISE OR                  GRANT DATE
                                 OPTIONS      EMPLOYEES IN    BASE PRICE     EXPIRATION     PRESENT
            NAME                 GRANTED      FISCAL 1993      ($/SHARE)        DATE        VALUE(1)
- -----------------------------  -----------    ------------    -----------    ----------    ----------
Kenneth W. Butterworth.......        -0-            --               --              --           --
David Freeman................     10,000(2)       17.9%         $ 39.25        04/23/03     $189,400
Robert L. Aller..............        -0-            --               --              --           --
Gerardus B.E.M. Briels.......        -0-            --               --              --           --
Louis J. Baccei..............        -0-            --               --              --           --
Eugene F. Miller.............        -0-            --               --              --           --

- ---------------
(1) Present value determinations were made using a Black-Scholes option pricing model. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on a volatility factor of 21.8% (which was based on the 1993 daily closing prices of the stock), an interest rate factor of 5.79% (which was based on U.S. Treasury Bonds with a maturity date closest to the expiration date of the option) and dividend yield assumptions which factored in the actual dividends for 1993. There was no time of exercise assumption made.

(2) These options were granted on April 23, 1993, and will become exercisable as follows: 40% of the shares on April 23, 1994; 20% of the shares on April 23, 1995; 20% of the shares on April 23, 1996; and 20% of the shares on April 23, 1997.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1993
                   AND VALUE OF OPTIONS AT END OF FISCAL 1993

                                                                      NUMBER OF       VALUE OF
                                                                      SECURITIES     UNEXERCISED
                                                                      UNDERLYING       IN-THE-
                                                                     UNEXERCISED        MONEY
                                                                       OPTIONS         OPTIONS
                                     SHARES                           AT END OF       AT END OF
                                    ACQUIRED                         FISCAL 1993     FISCAL 1993
                                       ON             VALUE          EXERCISABLE/    EXERCISABLE/
              NAME                EXERCISE(#)     REALIZED($)(1)    UNEXERCISABLE    UNEXERCISABLE(1)
- --------------------------------  ------------    --------------    --------------   -----------
Kenneth W. Butterworth..........      8,000          $243,000        40,680/12,120    $544,270/0
David Freeman...................          0                 0        42,300/19,200     781,900/0
Robert L. Aller.................          0                 0        21,000/ 6,000     292,250/0
Gerardus B.E.M. Briels..........      8,000           192,000         3,500/ 3,000      23,438/0
Louis J. Baccei.................          0                 0         6,000/ 4,000           0/0
Eugene F. Miller................          0                 0        12,800/ 8,000           0/0

- ---------------
(1) Value based on market value of the Company's Common Stock at date of exercise or end of fiscal 1993, minus the exercise price.

COMMITTEE ON HUMAN RESOURCES REPORT ON EXECUTIVE COMPENSATION

  General Philosophy:

     The Committee on Human Resources of the Board of Directors ("Committee") is composed entirely of outside Directors and is responsible for considering and submitting recommendations to the Board in connection with the Company's executive compensation policies. It is the philosophy of the Committee to establish a total compensation program for executive officers which is superior to the Company's peer group and at least competitive with a broader range of companies of comparable size and complexity in order to attract and retain the best and the brightest managerial talent. Some of the companies studied by the Committee are included in the S&P Chemicals and Materials Index, the stock performance of which is shown on the Performance Graph on page 15. Other companies which the Committee considers comparable are included in the broader S&P Chemicals Index. The Committee believes that this philosophy will reward stockholders with superior performance and return on investment. The Committee has available to it an outside compensation consultant and access to independent compensation data.

  Executive Officer Compensation Program:

     The Company's executive officer compensation program is comprised of base salary, annual cash incentive compensation, long term incentive compensation in the form of stock options, restricted stock grants and various benefits, including medical and pension plans generally available to all employees of the Company.

  Base Salary:

     Base salary ranges for the Company's executive officers are reviewed periodically by the Committee following analysis of salary trends among the Company's peer industries and other comparable companies, and following review of periodic recommendations submitted by outside compensation consultants. The Committee approved modest increases in base salaries for executives during 1993, which, with the exception of Mr. Freeman who received a promotional increase, as described below, reflected the effects of inflation, independent published salary data, and a performance appraisal. The Committee did not retain the services of outside compensation consultants during 1993.

  Annual Incentive Compensation:

     The Management Incentive Compensation Plan (the "Plan") is the Company's annual incentive program for executive officers and key managers. When viewed together with the Company's base salary program, the purpose of the Plan is to provide a balance between fixed compensation and variable, results-oriented compensation. The Plan is intended to reward superior results with overall superior compensation. The Committee determines awards under the Plan by comparing the Company's actual performance for each fiscal year with the Company's annual business plan for such year, which is approved by the Board of Directors. Key elements of each annual business plan are the Company's sales growth and profitability, with particular reference to the preceding fiscal year. Additional factors which the Committee considers are the relationship of the year's results with the most recent long-range and strategic goals and objectives, the general economic environment during the year, and the performance of the Company's peer group. Finally, the Committee also considers individual factors such as the executive's achievement of approved target accomplishments, and his or her contributions to the long-range growth and profitability objectives of the Company. Because the Company did not achieve the sales and operating profit goals laid down by the Board in the Company's 1993 business plan, the Committee did not award any bonuses to executives under the Plan for fiscal 1993.

  Stock Option and Restricted Stock Plans:

     The Company's stock option and restricted stock plans are intended to provide long-term incentives to executive officers and key managers and to encourage such individuals to maintain a significant long-term ownership position in the Company's common stock. During recent years the Committee has preferred to award restricted stock to managers below the executive officer level and to reserve, although not exclusively, stock options for executive officers in the belief that stock options more closely tie executive performance to the enhancement of shareholder values. Both in the case of restricted stock and stock options the Committee looks at the executive's total holdings before making an award under either plan. With the exception of Mr. Freeman's award discussed below, no executive received a restricted stock award or stock option during fiscal 1993.

  Benefits:

     The Company provides medical and pension benefits to the executive officers that are generally available to Company employees. The amount of perquisites, as determined in accordance with the rules of the Securities and Exchange Commission relating to executive compensation, did not exceed reportable thresholds for fiscal 1993.

  Chief Executive Officer Compensation:

     At the beginning of fiscal 1993, Mr. Freeman's base salary was $305,000, and had last been increased on December 31, 1991. Effective May 1, 1993, Mr. Freeman's base salary was increased to $370,000 in recognition of the increased responsibilities associated with his promotion to chief executive officer on April 23, 1993. The Committee also considered updated published compensation data from companies in its peer industry and from companies of comparable size and complexity when determining Mr. Freeman's base salary.

     The Committee did not award a bonus to Mr. Freeman under the Management Incentive Compensation Plan for fiscal 1993 for the reasons mentioned above under the heading "Annual Incentive Compensation." However, the Committee did grant Mr. Freeman a stock option for 10,000 shares upon his election to the position of chief executive officer in order to give him a significant stake in the future growth of the Company.

     Mr. Butterworth elected to step down as Chief Executive Officer at the Annual Meeting of the Company on April 23, 1993. The financial arrangements concluded with Mr. Butterworth at that time are set forth in detail on pages 17 and 18 of this Proxy Statement under the heading "Executive and Consulting Agreements." The Committee's decision to maintain Mr. Butterworth's then current salary until his retirement as an active employee on December 31, 1993 was based on the belief that this level of compensation was commensurate with the value of his services to the Company as Executive Chairman. In reaching this judgment, the Committee did not seek advice from outside compensation consultants, but rather relied on its perception of what comparable companies within the Company's peer group and companies of comparable size and complexity outside of the Company's peer group would do under similar circumstances and with knowledge of Mr. Butterworth's past contributions to Company growth and shareholder value.

     The financial terms of Mr. Butterworth's Consulting Agreement were agreed between the Committee and Mr. Butterworth and establish a minimum number of days per month on which Mr. Butterworth will be available to the Company and include an undertaking from Mr. Butterworth to work on special projects, without regard to the number of business days committed, as assigned from time to time by the Chief Executive Officer. It was the sense of the Committee that the terms of this Consulting Agreement with Mr. Butterworth would assure the availability of Mr. Butterworth's services and experience to the Company during the period of the

Agreement. In recognition of his contributions to the Company and the Company's performance during his tenure as Chief Executive Officer, the Committee agreed to accelerate the vesting of Mr. Butterworth's unvested restricted stock.

                             ROBERT E. IX, CHAIRMAN

                                 WALLACE BARNES

                                 DR. ROMAN DOHR

                            STEPHEN J. TRACHTENBERG

                  MEMBERS OF THE COMMITTEE ON HUMAN RESOURCES

                         COMPARATIVE STOCK PERFORMANCE

     The following is a graph which compares the five year cumulative return from investing $100 on December 31, 1988 in each of Loctite Corporation common stock; the S&P 500; the S&P Chemicals; and the S&P Chemicals & Materials Index, with dividends assumed to be reinvested when received. The S&P Chemicals &Materials Index is an index published by Standard & Poor's Corporation which tracks 20 companies in the S&P MidCap 400 Index that have been categorized as chemicals and materials companies.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
    AMONG LOCTITE, S&P 500, S&P CHEMICALS AND S&P MID-CAP CHEM & MAT INDICES

       MEASUREMENT PERIOD                               S&P MID-CAP
      (FISCAL YEAR COVERED)          LOCTITE CORP       CHEM & MAT          S&P 500        S&P CHEMICALS
1988                                            100               100               100               100
1989                                            146               106               132               129
1990                                            190               120               128               110
1991                                            323               194               166               143
1992                                            301               228               179               157
1993                                            249               259               197               175
1994

*$100 INVESTED ON 12/31/88 IN STOCK OR INDEX. INCLUDING REINVESTMENT OF
 DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

PENSION BENEFITS

     The Company's non-contributory, defined benefit pension plan covers all persons regularly employed by the Company on a salaried and hourly basis, except certain employees covered by collective bargaining agreements.

     The pension plan establishes an account for each employee when the employee becomes an "Active Participant" in the plan (upon completion of one year of continuous service) and credits the account with a percentage of pay for each year worked after becoming an Active Participant. For employees with less than 10 years of service, this annual credit equals 4% of that year's compensation which is not in excess of 1/3 of the current social security wage base and 6% of that year's compensation which exceeds 1/3 of the current social security wage base. For employees with 10 or more years of service, this annual credit equals 5% of that year's compensation which is not in excess of 1/3 of the current social security wage base and 7% of that year's compensation which exceeds 1/3 of the current social security wage base. Accounts are also credited with a guaranteed rate of interest. To the extent that the pension plan benefits of any of the executives named in the Summary Compensation Table (except Mr. Butterworth) are limited by the provisions of Section 401(a)(17) or 415 of the Internal Revenue Code of 1986, as amended, the Company's nonqualified retirement plan supplements the benefits under the pension plan.

     The estimated annual pension benefits payable under the pension plan, as supplemented by the nonqualified retirement plan, upon retirement at age 65, assuming no change in salary and annual interest credits of 8%, for each of the following executives are $221,829 for David Freeman, $86,096 for Robert L. Aller, $49,809 for Louis J. Baccei, and $106,506 for Eugene F. Miller.

     Mr. Butterworth does not participate in the nonqualified retirement plan. Mr. Butterworth retired effective December 31, 1993 and he is expected to commence receiving his pension benefit during the first quarter of 1994. The amount payable to Mr. Butterworth under the pension plan will offset amounts payable under his Supplemental Retirement Agreement discussed below. His estimated annual pension benefit payable under the pension plan is $104,281. This annual benefit is stated in the form of an annuity payable over the life of Mr. Butterworth only. Alternatively, Mr. Butterworth is entitled to receive his benefit under the pension plan in actuarially equivalent forms, including a lump sum distribution.

     Since Mr. Butterworth was not eligible to participate in the Company's pension plan when he commenced employment with the Company in 1976, a Supplemental Retirement Agreement provides him with additional pension benefits. Benefits under the Supplemental Retirement Agreement are based on his compensation during his final 12 months of employment by the Company. Mr. Butterworth will begin receiving an annual benefit under the Supplemental Retirement Agreement during the first quarter of 1994. The amount of such benefit will be an annuity, payable over the life of Mr. Butterworth only, of $184,052 prior to age 70 and $167,852 from age 70.

     Mr. Briels is entitled to receive pension benefits under a pension plan for designated foreign executives which provides for defined benefits in the event of retirement at a specified age and after a specified number of years of service based on average final compensation (highest average consecutive three calendar year earnings during the last ten calendar years of employment). Benefits under this plan are estimated to be as follows:

                               PENSION PLAN TABLE

  AVERAGE                              YEARS OF SERVICE
   FINAL         ------------------------------------------------------------
COMPENSATION        15           20           25           30           35
- ------------     --------     --------     --------     --------     --------
  $100,000       $ 30,000     $ 40,000     $ 50,000     $ 50,000     $ 50,000
  $200,000       $ 60,000     $ 80,000     $100,000     $100,000      100,000
  $300,000       $ 90,000     $120,000     $150,000     $150,000      150,000
  $400,000       $120,000     $160,000     $200,000     $200,000      200,000
  $500,000       $150,000     $200,000     $250,000     $250,000      250,000

     Benefits shown in the foregoing table are straight life annuity amounts (although benefits under the plan are actually payable in either an actuarially equivalent lump sum or an actuarially equivalent series of equal installment payments over ten years) and are subject to reduction by the sum of pension benefits under any other plan of the Company, any mandatory or legally required severance or termination benefit paid by the Company and Social Security or other governmental pension. For Mr. Briels, as of December 31, 1993, average final compensation is $203,827 and years of service are 29.

EXECUTIVE AND CONSULTING AGREEMENTS

     The Company has agreements with seven of its senior executives, including Messrs. Freeman, Aller, Briels and Miller which provide that the executives will be entitled to a two-year term of employment with the Company following any "Change-in-Control" of the Company (as defined). In the event that the executive's employment with the Company terminates for any reason other than Cause (as defined below), voluntary resignation (including retirement), death or permanent disability prior to the end of the two-year period following a Change-in-Control, the executive will receive severance pay equal to the total compensation and benefits the executive would have received if the term of employment had continued for the full two-year period. However, portions of the severance pay will be reduced to the extent that such severance pay would be non-deductible to the Company under Section 280G of the Internal Revenue Code of 1986 as amended. The restrictions under Section 280G will not apply if the present value of all payments to be received by the executive (whether under the agreement or otherwise) does not exceed three times the average compensation received by the executive during the five years preceding the Change-in-Control.

     Cause is defined as (a) a continued breach of the executive's duties of employment after notice from the Company; or (b) willful misconduct by the executive which is demonstratively and materially injurious to the Company. If the executive's employment terminates for Cause, voluntary resignation, death or disability, the executive receives no benefits under that agreement other than as accrued as of the date of such termination, and must look to the Company's normal policies for any retirement, death or disability benefits.

     The agreements provide that a Change-in-Control shall have occurred if: (a) a Person (as defined) has the power to vote 30% or more of the common stock of the Company; (b) a Person acquires or agrees to acquire all or substantially all of the assets or business of the Company; (c) during any two year period, the new members of the Board of Directors elected during that period constitute a majority of the Board unless such new members are approved by at least a two-thirds vote of the Board members in office at the beginning of such period; or
(d) the Board of Directors determines that a Person directly or indirectly exercises a controlling influence over the Company. Henkel Corporation will not constitute a Person under the above Change-in-Control provisions as long as the Agreement dated May 23, 1985 between Henkel of America, Inc. (subsequently assigned to Henkel Corporation) and the Company, which restricts the acquisition by Henkel of America, Inc. or any affiliate of additional shares of the Company prior to May 23, 1995, is still in effect and has not otherwise been waived by the Board of Directors.

     Effective April 23, 1993, the Company entered into an agreement (the "Agreement") with Kenneth W. Butterworth, the Company's Chairman of the Board and former Chief Executive Officer. Pursuant to the Agreement, Mr. Butterworth served as Executive Chairman of the Company from April 23 through December 31, 1993, during which time he continued to receive his regular base compensation of $500,000 per year. He retired from active employment with the Company on December 31, 1993. Beginning in January 1994, Mr. Butterworth was retained as a consultant to the Company and will receive payments of $17,000 per month until December 31, 1995. Additionally, during his tenure as a director, Mr. Butterworth will receive an amount equal to two times the retainer and meeting fees paid to non-employee directors of the Company. As a result of his retirement, Mr. Butterworth ceased participation in the Company's Management Incentive Compensation Program and did not receive an award pursuant to this plan for 1993. Although he is no longer an employee of the Company, Mr. Butterworth will not participate in the Non-Employee Director Retirement Plan and will not receive stock normally received by non-employee directors upon their election or re-election to the Board. However, upon Mr. Butterworth's retirement, 19,000 unvested shares held under the Company's Restricted Stock Plan became vested.

                     OWNERSHIP OF THE COMPANY'S SECURITIES

     The following table sets forth as of March 11, 1994, the beneficial ownership of the Company's Common Stock by each person known to the Company to own beneficially more than 5% of the Company's outstanding Common Stock, the Company's only class of voting securities.

                                                             SHARES
                    NAME AND ADDRESS                       BENEFICIALLY       PERCENT OF
                  OF BENEFICIAL OWNER                        OWNED              CLASS
- --------------------------------------------------------   ----------         ----------
HC Investments, Inc.(1).................................   10,485,560            29.6
  1100 North Market Street
  Wilmington, Delaware 19890

- ---------------
(1) A wholly-owned U.S. subsidiary of Henkel KGaA, Germany, with which Drs. Dohr and Manchot, Director nominees, are associated.

SECTION 16 REPORTS

     Section 16 of the Securities Exchange Act of 1934 requires officers and Directors and certain stockholders to file with the Securities and Exchange Commission reports of their transactions in the Company's Common Stock. These reports must be filed by specified due dates. In 1993, on the basis of copies of such reports provided to the Company, all reports were timely filed except for one report reporting one transaction by each of Mr. Trachtenberg and Mr. Krieble.

                                             PROPOSAL 2
             CONFIRMATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors of the Company has appointed Price Waterhouse, independent accountants, to examine the accounts of the Company for the current fiscal year and to report on the Company's financial statements for that period. The firm of Price Waterhouse has acted as independent accountants for the Company since 1966. Representatives of Price Waterhouse will be present at the Annual Meeting to make a statement if they desire to do so and to respond to appropriate questions.

     The Audit and Finance Committee reviews annually the services that Price Waterhouse may be requested to provide from time-to-time and considers the effect that the performance of these services may have on their audit independence. It establishes guidelines, including dollar limitations, under which Price Waterhouse may be retained to perform nonaudit services. The Committee annually reviews the services actually performed to determine that they were in accordance with the guidelines it established.

     There is no requirement that the appointment of Price Waterhouse as the Company's independent accountants be submitted to the stockholders for their approval. However, the Board of Directors believes that stockholders should be provided an opportunity to express their views on the subject. The Board of Directors will not be bound by a negative vote, but will take that vote into consideration in future years.

     The Board of Directors unanimously recommends a vote FOR confirmation of the appointment of Price Waterhouse as independent accountants of the Company for the current fiscal year.

                                 OTHER MATTERS

     The Board of Directors and management of the Company know of no matters to be presented at the Annual Meeting other than those set forth in the Notice of Annual Meeting of Stockholders. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy intend to vote the shares to which the proxy relates on such matters in accordance with their best judgment.

                             STOCKHOLDER PROPOSALS

     Proposals intended for inclusion in the 1995 Proxy Statement should be sent to the Secretary, Loctite Corporation, 10 Columbus Boulevard, Hartford, 06106 and must be received by November 18, 1994. The Company's next Annual Meeting is scheduled to take place on April 26, 1995. In addition, the Company's By-laws permit stockholders to bring proposals before the Annual Meeting if the stockholder has given timely notice of the proposal in writing to the Secretary. For a stockholder's notice to be timely, it must be delivered to or mailed and received at the foregoing address not less than 60 nor more than 90 days prior to the scheduled Annual Meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date. If less than 70 days notice or prior public disclosure of the date of the scheduled Annual Meeting is given or made, the stockholder's notice must be delivered or received not later than the close of business on the 10th day following the earlier of the day on which notice of the date of the scheduled Annual Meeting was mailed or the day on which the public disclosure was made. A stockholder's notice must include (1) a brief description of the proposal desired to be brought before the Annual Meeting, (2) the name and address as they appear on the Company's books of the stockholder proposing such business, (3) the class and number of shares which are beneficially owned by the stockholder on the date of the stockholder's notice and (4) any material interest of the stockholder in the proposal.

                                    By Order of the Board of Directors


                                           EUGENE F. MILLER
                                           Secretary
Hartford, Connecticut
March 18, 1994

PROXY

                         THIS PROXY IS SOLICITED BY AND ON BEHALF OF
                                 THE BOARD OF DIRECTORS OF

                                     LOCTITE CORPORATION                                            Loctite Corporation Proxy
 P
 R                PROXY FOR ANNUAL MEETING OF STOCKHOLDERS APRIL 27, 1994
 O
 X
 Y          The undersigned hereby appoints Eugene F. Miller and William V. Grickis,               Job-1:  2/18/94
       Jr., or either of them, proxies, with full power of substitution, to act for and to vote the shares of stock of Loctite Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of
       Stockholders of said Company to be held on April 27, 1994, and at any and all
       adjournments thereof.                                                                       2 Proposals

            Receipt of the Company's Notice of the Annual Meeting of Stockholders and Proxy Statement is acknowledged.

            IMPORTANT -- THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

                                                                   -----------
               CONTINUED AND TO BE SIGNED ON REVERSE SIDE          SEE REVERSE
                                                                       SIDE
                                                                   -----------



/X/ PLEASE MARK                                                                                            Loctite Corporation Proxy
    VOTES AS IN
    THIS EXAMPLE.                                                                                          Job-1:  2/18/94

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR                                                               2 Proposals *

1.  ELECTION OF DIRECTORS:                                                                     FOR      AGAINST    ABSTAIN
Nominees:  R.E. Ix, F.B. Krieble, K.W. Butterworth,       2.  APPOINTMENT OF PRICE           /    /     /    /     /    /
Dr. R. Dohr, Dr. J. Manchot, J.K. Armstrong, S.J.             WATERHOUSE as Independent
Trachtenberg, Wallace Barnes and David Freeman.               Accountants:

             FOR                WITHHELD                  3.  In their discretion, the Proxies are authorized to
                                                              vote upon such other business as may properly come
            /   /                 /   /                       before the meeting.

/   /                                                          MARK HERE
     -----------------------------------                      FOR ADDRESS   /    /
  For all nominees except as noted here                       CHANGE AND
                                                              NOTE AT LEFT

                                                           (Please date and sign exactly as name appears on this
                                                            proxy.  Joint owners should each sign.  When signing
                                                            as attorney, executor, administrator, trustee,
                                                            guardian, etc. give title as well.)

This proxy when properly executed will be voted
as directed hereon, or if no direction is                   Signature:                               Date
indicated, will be voted FOR the election of the                      ------------------------------      -------
Board of Directors' nominees for Directors and              Signature:                               Date
FOR proposal 2.                                                       ------------------------------      -------
